American Stock Exchange: URZ
Frankfurt Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Environmental Permitting Update

Casper, Wyoming, May 29, 2007 -- Uranerz Energy Corporation (AMEX:URZ) is pleased to announce that the environmental permitting efforts on its Nichols Ranch and Hank commercial in-situ recovery (“ISR”) mining projects in Wyoming remain on track. These two properties are located in the Power River Basin in the Pumpkin Buttes mining district where the first uranium mining in Wyoming started in 1951. There has been continuous uranium mining in the Powder River Basin of Wyoming from the early 1970s and continuing today with Cameco’s Smith Ranch and Highlands ISR mines.

The major environmental permits required for an ISR uranium mining operation in the State of Wyoming are the Wyoming Department of Environmental Quality (“DEQ”) Permit to Mine, and the US Nuclear Regulatory Commission (“NRC”) Source Material License. Uranerz started preparing the respective applications for these two permits in early 2006. Most of the required environmental baseline studies such as vegetation, soils, cultural resources, wildlife, meteorology, and wetlands have been completed. The studies remaining to be completed are essentially those on-going disciplines requiring at least one full year of data collection such as background radiation monitoring and regional baseline water quality.

The writing of the actual Uranerz permit applications, including the mine plan and reclamation plan sections, is in an advanced stage. To keep the regulatory agencies informed as to the status of the preparation of our permit applications, we have confirmed meetings scheduled with the DEQ and the NRC on June 7, 2007 and June 27, 2007, respectively. Our plan is to have the permit applications completed and submitted to the two agencies during the fourth quarter of this year. Both agencies have informed Uranerz that review and normal processing of our environmental permit applications will commence once they have been received.

Uranerz Energy Corporation is a pure-play uranium company listed on the American Stock Exchange. The Company is engaged in the acquisition, exploration and development of properties in the uranium sector. The Company's goal is to become a producer of uranium which will be utilized as fuel in the world's nuclear electrical generating facilities. The Company has an experienced team of mining personnel, many of whom are former officers, senior management and employees of the original Uranerz Exploration and Mining Limited and related companies (the "Uranerz Group"). This team has direct experience in licensing, designing, constructing and operating underground, open-pit and in-situ recovery uranium production facilities. The Company also has an advisory board that consists entirely of ex-Uranerz Group professionals. The Uranerz Group was acquired in 1998 by Cameco, the world’s largest primary uranium producer.

Uranerz Energy Corporation has expertise in in-situ recovery mining and holds projects in Wyoming with uranium-mineralized sandstone. These Powder River Basin uranium properties are advanced, and the Company has initiated environmental licensing and mine planning for the development of two of these projects.

USA OPERATIONS		CANADA OPERATIONS		American Stock Exchange: URZ
P.O. Box 50850	T: 307 265 8900	Suite 1410	T: 604 689 1659	Frankfurt Exchange: U9E
1701 East E Street	F: 307 265 8904	800 West Pender Street	F: 604 689 1722	www.uranerz.com
Casper WY 82605-0850		Vancouver BC V6C 2V6

Uranerz also has uranium properties in Saskatchewan (Canada), Mongolia and the Great Divide Basin of Wyoming. The Canadian, Mongolian and Great Divide Basin uranium properties are in the exploration stage and Uranerz has joint ventured these projects to other companies as a means of reducing its exploration risk. These projects are operated and funded by our joint venture partners.

To obtain more information, contact investor relations at Uranerz, telephone 1-800-689-1659, or visit our web site at www.uranerz.com .

ON BEHALF OF THE BOARD

“Glenn Catchpole”

Glenn Catchpole
President and CEO

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to complete the acquisition of any interest in any new mineral exploration properties;
(ii)	the inability of the Company to achieve the financing required to pursue the acquisition or exploration of any new mineral properties;
(iii)	the inability of the Company to raise the financing necessary to conduct exploration or development of its properties;
(iv)	the lack of presence of commercial mineralization on its properties; and
(v)	the inability of the Company to establish commercial deposits or reserves of uranium on its properties.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

USA OPERATIONS		CANADA OPERATIONS		American Stock Exchange: URZ
P.O. Box 50850	T: 307 265 8900	Suite 1410	T: 604 689 1659	Frankfurt Exchange: U9E
1701 East E Street	F: 307 265 8904	800 West Pender Street	F: 604 689 1722	www.uranerz.com
Casper WY 82605-0850		Vancouver BC V6C 2V6